Exhibit 99.1
Sun New Media Inc.
PO Box 297, 1142 S. Diamond Bar Blvd
Diamond Bar, CA 91765
United States of America
T: (604) 871-9909 Ext 322
F: (604) 871-9919

NASD OTCBB: SNMD	Sun New Media Completes Acquisition Magzone Asia Pte Ltd	March 13, 2006
DIAMOND BAR, Calif., March 13, 2006 (PRIMEZONE) — Sun New Media, Inc. (OTC BB:SNMD.OB - News) (“SNMI’”), today announced the completion of its acquisition of Magzone Asia Pte. Ltd. (“Magzone”). The acquisition was finalized on March 10 in accordance with the terms originally disclosed in a press release dated January 4, 2006.
SNMI gains a number of key assets through the acquisition, including an integrated imaging platform equipped with advanced optical scanning, image processing, compression, database management, and web publishing technologies. In addition, SNMI gains the online distribution rights for 647 publications in People’s Republic of China.
“This is another important step in the evolution of SNMI’s consumer e-publishing business,” commented Mr. John Li, co-CEO of SNMI. “Magzone’s vast digital content library and advanced imaging technology are critical assets that further enhance our competitive advantage in the e-publishing arena.”
About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive marketing companies. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a significant share of China’s multi-billion dollar interactive marketing services market.
For more information on Sun New Media Inc., visit SNMI’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of SNMI’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in SNMI’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that SNMI will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, SNMI disclaims any obligation to update these statements for revisions or changes after the date of this release.